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                                                                   EXHIBIT 10.47


                     PARACELSUS HEALTHCARE CORPORATION
                             EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of July 17, 1996, between Paracelsus Healthcare Corporation, a California corporation (the "Company"), and Robert C. Joyner (the "Executive").

     In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. In addition, the Executive and the Company hereby agree that subject to and effective as of the closing of the proposed merger transaction among the Company, Champion Healthcare Corporation, a Delaware corporation ("Champion"), and PC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("PC Merger Sub"), whereby Champion will become a wholly owned subsidiary of the Company (the "Merger"), this Agreement shall supersede that certain letter agreement regarding employment (the "Prior Agreement") between the Company and the Executive, dated as of April 15, 1986, and the Prior Agreement shall thereupon automatically terminate without further obligation by either Executive or the Company.

     2. TERM OF EMPLOYMENT; DUTIES. From the period commencing on the date hereof and ending immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger by and among the Company, Champion and PC Merger Sub dated as of April 12, 1996, as amended May 29, 1996, and as such agreement may be amended from time to time (the "Merger Agreement")), the employment of the Executive shall be governed by the terms and conditions set forth in the Prior Agreement. The term of this Agreement (the "Term"), and Executive's employment with the Company hereunder, shall commence at the Effective Time and, unless earlier terminated in accordance with the terms hereof, shall continue until the third anniversary of the Effective Time (such initial term of the Agreement referred to as the "Initial Term"); provided, however, that the Term shall automatically be renewed for one additional period of two years at the end of the Initial Term, unless either the Company or the Executive provides at least one year's notice to the other of its intention not to renew the Term; and provided, further, that if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time or if the Merger is abandoned or otherwise does not close, (x) this Agreement shall automatically terminate without further obligation by either party hereto, (y) the terms and conditions set forth in this Agreement shall

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not apply and (z) the employment of the Executive shall continue to be governed by the terms and conditions set forth in the Prior Agreement.

     During the Term, the Executive shall be employed as the Senior Vice President, Secretary and General Counsel of the Company, reporting to the President of the Company, serving at the will of the Board of Directors of the Company (the "Board") with the traditional duties, responsibilities and authority of such office in companies similar in size to the Company. The Executive agrees that he shall perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries and shall devote substantially all of his business time, energy and attention to the business of the Company and its subsidiaries.

     3.   COMPENSATION AND RELATED MATTERS

           (a) BASE SALARY. During the Term, the Company shall pay to the Executive an annual base salary (the "Base Salary") at an initial rate of $240,000 per year, payable in accordance with the Company's normal payroll practices or as the Company and Executive may otherwise agree. The Base Salary shall be reviewed by the Company annually and shall be subject to discretionary increase by the Company from time to time, but shall not be decreased from the rate in effect at any time and from time to time during the Term.

           (b) ANNUAL PERFORMANCE BONUS. Executive shall be entitled to participate in the Paracelsus Healthcare Corporation Executive Officer Performance Bonus Plan or any similar or successor annual bonus plan of the Company (the "Performance Bonus Plan") and to receive an annual performance bonus upon the achievement of one or more annual performance goals (the "Performance Goals") in accordance with the terms of the Performance Bonus Plan; provided, that Executive's annual target bonus under the Performance Bonus Plan (the "Annual Target Bonus") shall not be less than 60% of the Base Salary in effect at the time the Performance Goals for such plan year are established.

           (c) LONG-TERM INCENTIVE. The Executive shall be eligible to participate in any long-term incentive compensation and/or stock option plans maintained from time to time by the Company. In addition, pursuant to prior action of the Stock Option Committee of the Board, Executive has previously been granted an option (the "Value Option") to purchase 160,933 shares of Company common stock, no stated par value (the "Common Stock"), at an exercise price of $.01 per share with a term of 10 years from the date of grant. The Value Option will be fully vested on grant and will become fully exercisable at the Effective Time; provided, that the Value Option will not become exercisable in whole or in part in the event the Merger Agreement is

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terminated in accordance with its terms prior to the Effective Time or if the
Merger is abandoned or otherwise does not close; and provided, further, that the Value Option shall be subject to the terms of the Paracelsus Healthcare Corporation 1996 Stock Incentive Plan and the stock option agreement to be entered into in connection with the grant of the Value Option.

           (d) BENEFITS, PERQUISITES AND EXPENSES. During the Term, the Executive shall be eligible to participate in employee benefit and fringe benefit plans and programs generally available to the executive officers of the Company and such additional benefits as the Board may from time to time provide. In addition, Executive shall be entitled to receive the personal benefits described on Exhibit A hereto. Executive shall be entitled to reimbursement for business expenses, including travel and entertainment; provided, that such reimbursement shall be limited to reasonable and necessary expenses incurred by Executive in connection with the performance of duties on behalf of the Company subject to: (i) timely submission of a properly executed Company expense report form accompanied by appropriate supporting documentation, and (ii) compliance with Company policies and procedures governing business expense reimbursement and reporting based upon principles and guidelines established by the Audit Committee of the Board, including periodic audits by the Internal Audit Department of the Company and/or the Audit Committee of the Board; and provided, further, that subject to pre-approval of such expenses by the President of the Company, the Company shall reimburse Executive for reasonable expenses incurred by Executive's spouse when traveling with Executive on Company business.

           (e) RETIREMENT BENEFITS. The Executive shall be entitled to participate in the Paracelsus Healthcare Corporation Supplemental Executive Retirement Plan or any similar or successor plan (the "SERP") and in any tax-qualified and any other supplemental pension plans generally available to the executive officers of the Company. The Company shall not take any action, whether by amendment of the SERP or otherwise, to adversely affect Executive's accrued benefits and other rights under the SERP as of the Effective Time.

     4. TERMINATION OF EXECUTIVE. Prior to the expiration of the Term and subject to the payment of any amounts required under Section 5, the Executive's employment with the Company may be terminated (a) by the Company for Cause (as defined herein) or without Cause, (b) by the Executive for or without Good Reason (as defined herein), (c) by reason of the Executive's death or Disability (as defined herein) or (d) by the mutual written consent of the parties hereto. For purposes of this Agreement:

           (i) "Cause" means (A) acts of embezzlement, theft and fraud established by a preponderance of the evidence; (B) actions

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which have had or will likely have a material adverse financial effect on the
Company as a whole for an extended period of time, where appropriate evidence exists that such actions are directly attributable to the (I) gross management negligence or repeated ineptitude of the Executive and/or (II) deliberate refusal of the Executive to follow the instructions or directions of the Board;
(C) conviction of or a plea of guilty or nolo contendere to a felony; (D) violation of the noncompete or confidentiality provisions of this Agreement, provided, that no such violation will be deemed to have occurred if, within 30 days following receipt by Executive of a notice from the Board identifying the violation, the Executive (I) cures the violation and (II) establishes that the violation was unintentional and not reasonably likely to result in harm to the Company, in each case to the reasonable satisfaction of the Board; (E) material incapacitation or repeated absence from work due to reckless and self-abusive behavior or conduct, such as alcoholism and drug abuse, which renders Executive incapable of performing his duties; provided, that physical or mental disability due to injury or disease shall not be grounds for termination for Cause; (F) gross insubordination or persistent refusal to follow instructions; or (G) inability to perform the duties of the Executive's office or consistent failure to perform in accordance with reasonable expectations due to incompetence, or repeated and unexcused absence from work having a material adverse effect on the Company.

     For purposes of this Agreement, the Board shall have 60 days to terminate the Executive for Cause following the date on which the Board discovers the existence of a specific set of facts that, in the aggregate, then constitute Cause, after which period no Cause with respect to such specific set of facts shall be deemed to exist; provided, that the repetition or reoccurrence of the same or a similar set of facts shall constitute a separate ground for termination for Cause.

           (ii) "Disability" means the Executive's absence from the full-time performance of his duties with the Company for one hundred eighty (180) days or more within any period of 12 consecutive months as a result of the Executive's incapacity due to mental or physical illness; provided, that during any period prior to the termination of Executive's employment by reason of Disability in which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability;

           (iii) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events:

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                (A)   a reduction by the Company in the Executive's Base Salary
or Annual Target Bonus in effect from time to time; (B) a material reduction in the aggregate level of participation in and/or compensation and benefit opportunities under all other compensation and employee benefit plans in which Executive is entitled to participate from time to time; provided, however, that changes affecting the participation in or benefits under such plans (other than the Performance Bonus Plan, the SERP and the benefits described in Exhibit A) with respect to similarly situated executives of the Company shall not constitute Good Reason hereunder; (C) a reduction in the Executive's titles with the Company; (D) notification by the Company of its intention not to renew this Agreement pursuant to the provisions of Section 2; or (E) the termination of the Executive's employment by the Executive for any reason within 12 months following a Change in Control (as defined herein).

           (iv) "Change in Control" means the occurrence of any one of the following events:

                (A) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes an Acquiring Person (as such term is defined in the Company's Shareholder Protection Rights Agreement to be adopted at the Effective Time) or any person that is not bound by the Shareholder Agreement of the Company to be entered into in connection with the Merger (the "Shareholder Agreement") becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the undiluted total voting power of the Company's then outstanding securities eligible to vote for the election of members of the Board (the "Company Voting Securities"); provided, however, that no event described in the immediately preceding clause shall be deemed to constitute a Change in Control by virtue of any of the following: (I) an acquisition of Company Voting Securities by the Company and/or one or more direct or indirect majority-owned subsidiaries of the Company; (II) an acquisition of Company Voting Securities by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company; (III) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (IV) any acquisition by the Executive or any "group" (as such term is defined in Rule 3d-5 under the Exchange Act) of persons including the Executive; or

                (B) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, however, that any person becoming a director subsequent to the beginning of such twenty-four (24) month

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period, whose election, or nomination for election, by the Company's shareholders was approved by either (i) the Board consistent with the terms of the Shareholder Agreement, during the period the Shareholder Agreement is in effect, or (ii) a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (B), considered as though such person were a member of the Incumbent Board; provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board; or

                (C) there is consummated a merger or consolidation of the Company or a subsidiary thereof with or into any other corporation other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, represent immediately after such merger or consolidation at least 60% of the combined voting power of the then outstanding voting securities of either the Company or the other entity which survives such merger or consolidation or any parent of such other entity; or

                (D) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     5.   PAYMENTS UPON TERMINATION OF EXECUTIVE.

           (a) If the employment of the Executive shall be terminated other than by reason of death or Disability (i) by the Company (other than for Cause) or (ii) by the Executive for Good Reason, then the Company shall pay or provide to the Executive (or the Executive's beneficiary or estate):

                (1) within thirty (30) days following the date of such termination of employment ("Termination Date"), a lump-sum cash amount equal to the sum of (i) the Executive's unpaid Base Salary through the Termination Date;
(ii) any accrued but unpaid annual bonus under the Performance Bonus Plan in respect of the annual bonus period preceding the bonus period in which the Termination Date occurs; (iii) any unpaid reimbursable business expenses properly incurred through the Termination Date; and (iv) a bonus payment equal to the
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Executive's Annual Target Bonus in the year of termination, multiplied by a fraction the numerator of which is the number of months in the bonus year of termination in which the Executive has worked at least one day and the denominator of which is 12;

                (2) within thirty (30) days following the Termination Date, a lump-sum cash amount equal to the greater of (A) the Executive's then Base Salary payable over the remainder of the Term plus a bonus equal to the Executive's Annual Target Bonus in the year of termination multiplied by a fraction the numerator of which is the number of complete months remaining in the Term and the denominator of which is 12, or (B) 2.0 times the sum of: (i) the Executive's annual rate of Base Salary as of the Termination Date plus (ii) the Annual Target Bonus for the year in which the Termination Date occurs (in each such case, Executive's Base Salary and Annual Target Bonus being determined without taking into account any reductions thereto constituting Good Reason); provided, however, that the Executive shall not be entitled to any severance benefits from the Company or under any Company severance plan, policy or arrangement other than as specified in this Agreement;

                (3) for a period terminating on the earlier of (A) the commencement of the provision of substantially equivalent benefits by a new employer or (B) the later of (I) the last day of the Term, or (II) twenty-four
(24) months following the Termination Date, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with substantially the same level of coverage, upon substantially the same terms and otherwise substantially to the same extent as such policies shall have been in effect immediately prior to the Termination Date, and, as applicable, the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination;

                (4) for purposes of determining final average compensation (or making any similar calculation) and years of service (for purposes of eligibility, vesting and benefit accrual) under any tax-qualified or supplemental defined benefit retirement plan (including without limitation the
SERP), Executive shall be deemed to have remained employed by the Company hereunder until the end of the Term and to have received his then current Base Salary and Annual Target Bonus through the end of the Term; provided, that to the extent such benefits cannot be accrued under and paid from any tax-qualified pension plan, such benefits shall be accrued under and paid from the SERP or other supplemental plan.
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                (5)   all options to purchase Common Stock held by the
Executive shall immediately become fully vested and exercisable and shall remain exercisable until the earlier of (A) the date that is 24 months following the Termination Date and (B) the expiration of the stated term of such options; provided, that the Value Option shall remain exercisable until expiration of its stated term; and

           (b) If the employment of the Executive shall be terminated (i) by reason of the Executive's death or Disability, (ii) by the Company for Cause,
(iii) by the Executive without Good Reason, or (iv) by the mutual written consent of the parties hereto (each a "Nonqualifying Termination"), then the Company shall pay to the Executive (or the Executive's beneficiary or estate) within thirty (30) days following the Termination Date a lump-sum cash amount equal to the sum of the Executive's unpaid Base Salary through the Termination Date plus any bonus payments which have been earned or become payable, to the extent not theretofore paid, plus any unpaid reimbursable business expenses properly incurred through the Termination Date. In addition, Executive (or the Executive's beneficiary or estate) shall have no less than ninety days following the termination of his employment pursuant to a Nonqualifying Termination to exercise any outstanding options to the extent vested and exercisable as of the Termination Date; provided, that the Value Option shall remain exercisable until the expiration of its stated term.

     6.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

           (a) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or distribution by the Company, by any affiliate of the Company or by any person whose actions result in a change in control of the Company (to the extent the Company approves of the arrangements pursuant to which the payment by such person is made to the Executive) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes and Excise Tax, imposed upon the Gross-Up Payment but before deduction for any federal, state or local income or other tax upon the Payments, the Executive will retain a net amount equal to the sum of (i) the

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Payments and (ii) an amount equal to the product of any deductions (or portions thereof) disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income for federal income tax purposes and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (1) pay applicable federal income taxes at the highest applicable marginal rates of federal income taxation (including surcharges) for the calendar year in which the Gross-Up Payment is to be made, (2) pay applicable state and local income taxes at the highest applicable marginal rate of taxation (including surcharges) for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (3) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

           (b) Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive may appoint another nationally recognized public accounting firm reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company and, subject to applicable law and obligations to the Company's stockholders, the Company shall enter into any agreement reasonably requested by the Accounting Firm that is generally recognized as standard in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payment shall be made no later than thirty (30) days following the date of such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty. The Determination by

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the Accounting Firm shall be binding upon the Company and the Executive.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his reasonable expenses in connection therewith are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     7. WITHHOLDING TAXES. The Company shall have the right to withhold from any and all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     8.   SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of the merger, consolidation, transfer or sale of substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

           (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts remain payable to the Executive hereunder, all such amounts, unless otherwise

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provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

     9.   RESOLUTION OF DISPUTES; LEGAL FEES; NO MITIGATION.

           (a). Except as provided in Sections 10 and 11, all disputes hereunder shall be settled by final, binding arbitration, conducted before a panel of three (3) arbitrators in California in accordance with the rules of the American Arbitration Association then in effect. Judgment on the arbitration award may be entered in any court having jurisdiction. The Company shall bear the expenses of such arbitration.

           (b) If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance and reimburse the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; provided, that the Executive agrees to return any advanced or reimbursed expenses to the extent the arbitrators (or the court, in the case of a dispute described in Section 10 or 11) determine that the Company has prevailed as to the material issues raised in determination of the dispute.

           (c) The Company's obligation to make any payments provided for in this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     10.   NONCOMPETITION.

           (a) DISCLOSURE. The Executive has disclosed to the Board, in writing, all healthcare-related interests, investments, or business activities, whether as proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever. The Executive shall notify the Board, in writing, of any changes in or additions to such interests, activities or investments permitted in accordance with the terms of this Agreement, within 15 days of such change or addition.

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           (b)   PROHIBITED ACTIVITY.  Without the written consent of a
majority of the Independent Directors, the Executive may not engage in any of the following actions during the period that is (A) prior to the Executive's termination of employment with the Company, (B) within two years following the termination of his employment with the Company during the Initial Term if such termination is by the Company for Cause or by the Executive other than for Good Reason and (C) within one year following his termination of employment during the Term but after the Initial Term if such termination is by the Company for Cause or by the Executive other than Good Reason.

                (i) own, either directly or indirectly, any interest in any business that competes with the "Primary Business" in which the Company or any subsidiary or affiliate is engaged, within a radius of 30 miles from any site, facility, or location which is owned, managed or operated by or affiliated with the Company or any of its subsidiaries and affiliates, including physician practices of any kind. For purposes of this Agreement, "Primary Business" shall mean the delivery of integrated healthcare services in markets where the Company or its subsidiaries own hospitals and/or skilled nursing facilities ("SNFs") with the hospital serving as the hub of the local delivery system in conjunction with its physician medical staff. In addition to inpatient acute care, psychiatric care, and skilled nursing care, these services can include
(A) individual physician practices and/or physician-based organizations such as primary care and specialty clinics, physician-hospital organizations ("PMOs") or medical service organizations ("MSOs"), or physician medical groups and (B) ambulatory programs such as home health care, ambulatory surgery, psychiatric services, occupational and sports medicine centers, psychiatric after-care and day care programs, and other diagnostic, rehabilitative and treatment services. Some of these services, sites and facilities may be located in satellite areas for the purpose of extending the hub hospital's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the hub hospital's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the hub hospital. The Board may modify, from time to time, the definition of Primary Business to include any additional business or service activity in which the Company may engage during the Term or to exclude any business or service in which the Company ceases to engage. The definition of "Primary Business" may also be modified to include any business or service into which, as of the Termination Date, the Company definitively intends to expand, regardless of whether such expansion actually occurs after the Executive's termination. For purposes of the preceding sentence, the date on which a modification of the definition of "Primary Business" shall be effective shall be the date on which the Executive is provided written notice of such modification (the "Notice Date");

provided, however, that no such modification as to which notice is provided on or after the Termination Date shall be effective against the Executive; and provided, further, that no such modification shall be effective with respect to any interests, investments or business activities engaged in by Executive prior to the Notice Date of such modification and properly disclosed prior to such Notice Date pursuant to Section 10(a);

                (ii) participate or serve, either directly or indirectly, whether as a proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever in any business or service activity that competes with the Primary Business;

                (iii) directly or indirectly, solicit or recruit any individual employed by the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, or convey any confidential information or trade secrets regarding other employees of the Company, its subsidiaries or affiliates to any other person; or

                (iv) directly or indirectly, influence or attempt to influence customers of the Company or any of its subsidiaries or affiliates to direct their business to any competitor of the Company;

PROVIDED, HOWEVER,, that neither (i) the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d under the Exchange Act, as a passive investment, of not more than five percent (5%) of the voting stock of any publicly held corporation, nor (ii) the beneficial ownership by Executive of any interest described in the first sentence of Section 10(a) and properly and timely disclosed in accordance with the terms therewith, shall alone constitute a violation of this Agreement.

           In the event that the Executive engages in the conduct proscribed by this Section 10, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate in violation of this Agreement and that the Company would by reason of such competition be entitled to preliminary or injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement upon an appropriate finding by such court that Executive has violated this
Section 10.

           (c) UNENFORCEABLE PROVISIONS. It is the desire and the intent of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if this Section 10 or any portion thereof shall be adjudicated to be invalid or unenforceable whether because of the duration and scope of the covenants set forth herein or otherwise, the length and scope of the restrictions set forth in this Section 10 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

     11. CONFIDENTIAL INFORMATION. The Executive acknowledges that in his employment hereunder, and during prior periods of employment with the Company and/or its subsidiaries, he has occupied and will continue to occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, until the expiration of the applicable periods described in Section 10(b) or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not publicly disclosed by the Company or otherwise generally available to members of the public seeking such information and that was learned by the Executive in the course of his employment by the Company, its subsidiaries and affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company, its subsidiaries and affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates or prepared by the Executive during the term of his employment by the Company, its subsidiaries and affiliates.

           In the event that the Executive engages in any conduct proscribed by this Section 11, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to disclose or threaten to disclose Confidential Information regarding the Company or any subsidiary or affiliate in violation of this Agreement or otherwise fail to comply with the provisions of this Section 11, and that the Company would, by reason of such disclosure or threatened disclosure or other failure to comply, be entitled to preliminary or permanent injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or permanent injunctive relief in such a court prohibiting Executive from disclosing Confidential Information in violation of this Agreement or otherwise requiring Executive to comply with the provisions of this Section 11 upon an appropriate finding by such court that Executive has violated this Section 11.

     12. NOTICE. For the purposes of this Agreement, any notices, demands and all other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed as follows (or at such other address as the parties hereto shall specify by like notice):

If to Executive:    Robert C. Joyner
                    87 Northgate
                    The Woodlands, Texas  77380





If to Company:      Paracelsus Healthcare Corporation
                    515 West Greens Road
                    Suite 800
                    Houston, Texas 77067
                    Telecopy No. (713) 878-6686
                    Attention: Chief Executive Officer

with a copy to:     Skadden, Arps, Slate, Meagher & Flom
                    300 South Grand Avenue, Suite 3400
                    Los Angeles, California 90071
                    Telecopy No. (213) 687-5600
                    Attention: Thomas C. Janson

     13. AMENDMENT, WAIVER. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in a written document signed by the Executive and such officer of the Company, as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     14. ENTIRE AGREEMENT. This Agreement and Exhibit A hereto set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     15. GOVERNING LAW; VENUE; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws and, at the election of the Executive, the venue of any dispute arising under this Agreement shall be California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

     16. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     17. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.


                               PARACELSUS HEALTHCARE CORPORATION


                               By: \s\ R.J. MESSENGER
                                   -------------------------------
                                   Name:   R.J. Messenger
                                   Title:  Chief Executive Officer



                                   \s\ ROBERT C. JOYNER
                                   -------------------------------
                                   Robert C. Joyner

                                                                       EXHIBIT A

     During the Term of the Agreement, the Company shall provide the Executive with the following benefits:

     1. LIFE INSURANCE. The Company shall maintain for Executive's benefit life insurance coverage with a face amount equal to three (3) times the amount of Executive's Base Salary as in effect from time to time; PROVIDED, HOWEVER, that if the Company shall be unable to obtain the full amount of such life insurance coverage at a reasonable cost, the Company may alternatively provide Executive with a lump-sum death benefit, payable within ninety (90) days following the date of Executive's death, in such amount as will, when added to any life insurance coverage actually obtained by the Company, provide Executive's beneficiary(ies) with a net amount, after payment of any Federal and state income taxes, equal to the net, after-tax amount such beneficiary(ies) would have received had the Company obtained the full amount of life insurance coverage provided for above. Executive shall have the right to name and to change from time to time the beneficiary(ies) under such life insurance coverage (and death benefit, if any). Such life insurance coverage (and death benefit, if any) shall be in addition to any death benefits which may be payable under any accidental death and dismemberment plan, any separate business travel accident coverage, or any pension plan in which the Executive may participate, and such coverage shall also be in addition to any life insurance which Executive himself purchases.

     2. RELOCATION ASSISTANCE. The Company shall reimburse Executive for the reasonable costs he incurs in relocating from Los Angeles, California to Houston, Texas in accordance with that certain letter dated May 29, 1996 from Charles R. Miller, President of Champion Healthcare Corporation, the terms of which are incorporated herein as if they were set forth in full herein.

     3. POST-TERMINATION RELOCATION. In the event that, during the 24 month period following the Effective Date, Executive's employment is terminated (i) by Executive for any reason or (ii) by the Company without Cause, the Company shall reimburse Executive for reasonable relocation expenses incurred by Executive (to the extent not otherwise reimbursed by any subsequent employer) during the 12 month period following such termination in connection with his subsequent relocation anywhere in the continental United States.

     4. VACATIONS AND HOLIDAYS. Executive shall accrue paid vacation at the rate of four (4) weeks per year. It is agreed that as of the Effective Time, Executive shall have accrued 50 days of paid vacation with the Company, which days shall be carried over until used by Executive or paid for by the Company. Paid holidays shall be similarly calculated at Executive's rate of Base Salary in accordance with standard Company practices.

           FIRST AMENDMENT TO PARACELSUS HEALTHCARE CORPORATION
                            EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO PARACELSUS HEALTHCARE CORPORATION EMPLOYMENT AGREEMENT, dated as of July 17, 1996, between Paracelsus Healthcare Corporation, a California corporation (the "Company") and Robert C. Joyner (the "Executive")

                                   RECITALS:

     WHEREAS, the Company and the Executive entered into that certain Paracelsus Healthcare Corporation Employment Agreement dated as of July 17, 1996, (the "Employment Agreement"), and

     WHEREAS, the parties desire to amend the Employment Agreement to correct certain terms and conditions to conform to the agreements reached between the parties

                                   AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties intending to be legally bound hereby agree as follows:

     1. Paragraph 4(i)(G) is hereby deleted in its entirety, and in place thereof is substituted the following:

           "(G)   inability to perform the duties of the Executive's office or consistent failure to perform in accordance with reasonable expectations due to incompetence, or repeated and unexcused absence from work having a material adverse effect on the Company."

     2. Paragraphs 4(iii)(E), and 4(iii)(G) are deleted in their entirety and Paragraph (4(iii)(F) is renamed "(E)", such that the portion of paragraph 4 commencing with Section E shall read as follows:

     "or (E) the termination of the Executive's employment by the Executive for any reason within 12 months following a Change in Control (as defined herein.)"

     3. Sections 5 and 6 of Exhibit A of the Employment Agreement are deleted in their entirety, and Exhibit A to the Employment Agreement shall read as set forth on Exhibit A attached hereto and made a part hereof to the same extent as if it were set forth in full herein.

     4.   All other terms and conditions shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Paracelsus Healthcare Corporation Employment Agreement as of the date and year first written above.

                       PARACELSUS HEALTHCARE CORPORATION

                       By: \s\ CHARLES R. MILLER
                            -------------------------------------
                            Name:   Charles R. Miller
                            Title:  President


                            \s\ ROBERT C. JOYNER
                            -------------------------------------
                            Robert C. Joyner